UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	July 11, 2011

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 11, 2011, Joy Global Inc., a Delaware corporation (“Joy Global”), and its wholly owned Hong Kong subsidiary, Newco Hong Kong 123 Limited (the “Subsidiary”), entered into a Share Purchase Agreement (the “Initial Agreement”) with TJCC Holdings Limited (the “Seller”), a corporation controlled by The Jordan Company, L.P., to acquire 534.8 million shares of common stock of International Mining Machinery Holdings Ltd. (“IMM”), a Hong Kong listed designer and manufacturer of underground coal mining equipment in China.  Pursuant to the terms of the Agreement (as hereinafter defined), Joy Global will acquire approximately 41% of the outstanding common stock of IMM from the Seller (the “Purchase”) for a cash purchase price of HK$8.50 per share, or total cash consideration of approximately $585 million (U.S.) at present exchange rates.  In connection with the review of the Initial Agreement by the Hong Kong Securities and Futures Commission (the “SFC”), Joy Global and the Seller entered into an Amended and Restated Share Purchase Agreement on July 14, 2011 (the “Amended and Restated Agreement”), which modified the circumstances constituting a material adverse change under the Initial Agreement.  References in this filing to the “Agreement” refer to both the Initial Agreement and the Amended and Restated Agreement.

Completion of the transaction is subject to the receipt of approval from the Anti-Monopoly Bureau of the Ministry of Commerce (“MOFCOM”) of the People’s Republic of China and other customary closing conditions.  Upon receipt of approval from MOFCOM, the Subsidiary will be required to make an unconditional cash tender offer pursuant to Rule 26.1 of the Hong Kong Takeovers Code for the remaining outstanding IMM shares and options to purchase IMM shares (the “Tender Offer”).  The Subsidiary intends to offer to purchase approximately 765.3 million shares, representing approximately 59% of IMM’s outstanding shares, for HK$8.50 per share, as well as options to purchase approximately 17.9 million shares for the amount by which HK$8.50 exceeds the exercise price of each option.  If all of the remaining shares and options are purchased under the Tender Offer, the total cash consideration of the Tender Offer will be approximately $840 million at present exchange rates.  The Tender Offer will be subject to the terms and conditions to be set out in the offer document, including the valid tender and acceptance of the number of shares necessary to result in Subsidiary becoming the majority shareholder of IMM. The terms and conditions of the Tender Offer and the offering document are subject to approval by the SFC, and following such approval the offering document will be made available on Joy Global’s website.

IMM designs and manufactures underground longwall coal mining equipment, including roadheaders, longwall shearing machines, armored-face conveyors and electric control systems for the Chinese mining market.  In addition to manufacturing original equipment, IMM provides aftermarket parts and services through a broad network of service and warehouse locations.

This description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Initial Agreement and the Amended and Restated Agreement, which are filed as Exhibits 2.1 and 2.2, respectively and are incorporated herein by reference.  The Agreement contains certain representations, warranties and covenants of the parties that were made for purposes of the Agreement and are subject to qualifications and limitations agreed to by the parties.  The representations and warranties have been made for the principal purpose of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors.  Accordingly, investors should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or condition of the parties, any of their respective subsidiaries or affiliates, or IMM.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, and may not be fully reflected in Joy Global’s subsequent public disclosures to the extent such information is not required to be disclosed.

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with entry into the Agreement, on July 11, 2011, Joy Global entered into a $1.5 billion senior unsecured bridge term loan facility (the “Bridge Loan Agreement”) among Joy Global, as Borrower, certain of its domestic subsidiaries, as Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, Goldman Sachs Bank USA (“Goldman Sachs”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as Syndication Agents, and J.P. Morgan Securities LLC, Goldman Sachs and Merrill Lynch as Joint Lead Arrangers and Joint Bookrunners (collectively, the “Bridge Lenders”).  The Bridge Loan Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.  The following description of the Bridge Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Bridge Loan Agreement.

Under the Bridge Loan Agreement, the Bridge Lenders have severally agreed to make unsecured loans (the “Bridge Loans”) of up to $1.5 billion in the aggregate (i) in one draw, up to a maximum of $650 million, on the closing date of the Agreement to pay the consideration due thereunder and related fees and expenses and (ii) in multiple draws, of no less than $10 million each, at any time during the period beginning on the commencement of the Tender Offer and ending on the date on which all amounts payable with respect to the Tender Offer have been paid (the “Offer Availability Period”).  Any unused commitments of the Bridge Lenders under the Bridge Loan Agreement shall expire on the earlier of (i) the date on which the Agreement is terminated without the Purchase having been consummated, (ii) March 11, 2012, unless the Purchase is consummated on or prior to such date, (iii) the date that is 90 days following the 41% Purchase Date, as defined in the Bridge Loan Agreement, (iv) the date on which all amounts payable by Joy Global pursuant to the Tender Offer have been paid, (v) the date on which the commitments are terminated, reduced or prepaid by the Borrower pursuant to the terms of the Bridge Loan Agreement, and (vi) May 11, 2012.

The interest rate payable by Joy Global on funds borrowed under the Bridge Loan Agreement is, at its election, based on either (i) the corresponding Eurodollar rate or (ii) the highest of (a) the rate of interest in effect for such day as publicly announced by JPMorgan in New York, New York, as its “prime rate,” (b) the federal funds rate plus 0.5%, and (c) a daily rate equal to the one month Eurodollar rate plus 1.0%, plus, in each of cases (i) and (ii), a margin that varies according to the credit rating of Joy Global.  Eurodollar rate loans will bear interest for a period from the applicable borrowing date until a date one, two, three or six months thereafter, as selected by Joy Global and base rate loans will bear interest from the applicable borrowing date through the end of the next calendar quarter. The Bridge Loan Agreement also requires Joy Global to pay certain customary fees and expenses. The Bridge Loans, once repaid by Joy Global, may not be re-borrowed.

In order to obtain loans under the Bridge Loan Agreement, certain representations and warranties made by Joy Global and each Guarantor at the time the Bridge Loan Agreement was executed also must be true and correct in all material respects on and as of the date of any borrowing.  So long as any amount is outstanding under the Bridge Loan Agreement, Joy Global must be in compliance with specified covenants, including (i) a restriction on the incurrence of liens on the assets of Joy Global and the Guarantors, other than certain permitted liens, (ii) maintenance of a consolidated leverage ratio not to exceed 2.50 to 1.0 and a Consolidated Interest Coverage Ratio of at least 3.0 to 1.0 as of the end of any fiscal quarter of Joy Global, and (iii) restrictions on certain fundamental changes as specified in the Bridge Loan Agreement.

The failure to satisfy any of the Bridge Loan Agreement’s covenants or the occurrence of other specified events that constitute an event of default could result in the acceleration of the repayment obligations of Joy Global.  The events of default include, but are not limited to (i) the failure of Joy Global or any Guarantor to pay indebtedness under the Bridge Loan Agreement when due, (ii) the breach of certain covenants and representations and warranties under the Bridge Loan Agreement, subject in certain cases to cure periods, (iii) certain insolvency events, judgments or decrees against Joy Global or any of the Guarantors, (iv) certain final judgments or orders for the payment of money entered against Joy Global, (v) certain events with respect to Joy Global’s pension plan (vi) certain cross-defaults to other indebtedness and (vii) a change of control (as defined in the Bridge Loan Agreement).

The maturity date of the Bridge Loan Agreement is the first anniversary of the date on which Bridge Loans are first made under the agreement, at which time all outstanding Bridge Loans, if any, will become due and payable.  Joy Global is required to prepay the Bridge Loans with, and any unused commitments of the Bridge Lenders under the Bridge Loan Agreement will be reduced by, the net proceeds received from certain asset sales, certain recoveries for property losses, and certain new debt or equity issuances by Joy Global.

JPMorgan, Goldman Sachs, Merrill Lynch, the lenders under the Bridge Loan Agreement or their affiliates have various relationships with Joy Global and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees, and may do so again in the future.

In connection with entry into the Amended and Restated Agreement, on July 14, 2011 Joy Global entered into Amendment No. 1 to the Bridge Loan Agreement to make conforming changes relating to closing of the Agreement.  Amendment No. 1 to the Bridge Loan Agreement is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 7.01	Other Events

On July 14, 2011, Joy Global issued a press release announcing the execution of the Agreement.  A copy of the press release is furnished as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

2.1              Share Purchase Agreement, dated July 11, 2011, between TJCC Holdings Limited, Newco Hong Kong 123 Limited and Joy Global Inc.

2.2              Amended and Restated Share Purchase Agreement, dated July 14, 2011, between TJCC Holdings Limited, Newco Hong Kong 123 Limited and Joy Global Inc.

10.1            Bridge Loan Agreement, dated as of July 11, 2011, among Joy Global Inc., as Borrower, the Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, and J.P. Morgan Securities LLC, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Joint Bookrunners.

10.2            Amendment No. 1 to Bridge Loan Agreement, dated as of July 14, 2011, among Joy Global Inc., as Borrower, the Guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agents, and J.P. Morgan Securities LLC, Goldman Sachs Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Joint Bookrunners.

99.1             Press release dated July 14, 2011 of Joy Global Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: July 15, 2011	By:	/s/ Ricky T. Dillon
Ricky T. Dillon
Vice President, Controller
and Chief Accounting Officer
(Principal Accounting Officer)